Exhibit 3.6

DALECO RESOURCES CORPORATION
Compensation Committee Charter (Effective April 10, 2008)

I.	Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of Daleco Resources Corporation (the “Company”) shall evaluate the compensation of the executive officers of the Company and its affiliates as well as their performance relative to their compensation to assure that the executive officers are compensated effectively in a manner consistent with the stated compensation strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies. The Committee shall also communicate to the stockholders regarding the Company’s compensation policies and the reasoning behind such policies as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) in effect from time to time. In addition, the Committee shall evaluate and make recommendations regarding the compensation of the Directors, including their compensation for services on Board committees

II.	Composition

The Committee shall initially be comprised of three or more Directors selected by the Board, each of whom shall meet the independence requirements of applicable Nasdaq Marketplace Rules, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

In addition to satisfying the requirements necessary to be independent Directors, each member of the Committee also shall satisfy all requirements necessary from time to time to be “non-employee directors” under SEC Rule 16b-3 and qualified “outside directors” under Section 162(m) of the Internal Revenue Code and related regulations, all as amended from time to time and/or any successor provisions thereto.

The members of the Committee shall be appointed by the Board annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Board will have the power at any time to change the size and membership of the Committee, to remove Committee members and to fill vacancies on the Committee, provided that any new member satisfy the requirements of this Charter and any other applicable requirements.

III.	Meetings and Other Actions

The Committee shall meet at least once a year, or more frequently as circumstances dictate, to carry out its responsibilities. Meetings may be called by the Chairman of the Committee, the Chairman of the Board and/or the Chief Executive Officer of the Company. All meetings of and other actions by the Committee shall be held or otherwise taken pursuant to the Company’s bylaws, including bylaw provisions governing notices of meetings, waivers thereof, the number of Committee members required to take actions at meetings or by written consent, and other related matters.

Unless otherwise authorized by an amendment to this Charter, the Committee shall not delegate any of its authority to any subcommittee.

The Committee will record and maintain minutes of its meetings. The Chairman of the Committee or a Committee member designated by the Chairman will make a report to the Board of the Committee’s meetings, actions taken at meetings or by consent, and recommendations made since the most recent Board meeting, unless the Committee has previously circulated an interim report addressing the matter or matters.

Committee meetings may be held in person or by telephone.

IV.	Responsibilities and Duties

To fulfill its responsibilities and duties the Committee shall have the responsibilities and authority as set forth below; provided, however, it is understood that the Committee’s recommendations must be approved by the Board prior to same taking effect:

1. Review from time to time, modify if necessary, and approve: (a) the Company’s corporate goals and objectives relevant to executive compensation and (b) the structure of the Company’s executive compensation to ensure that such structure is appropriate to achieve the Company’s objectives of rewarding the Company’s executive officers appropriately for their contributions to the Company’s growth and profitability and the Company’s other goals and objectives and linking the interest of the Company’s executive officers to the long term interests of the Company’s equity owners through a mix of long-term and short-term incentives and features that include downside risk as well as upside potential.

2. Annually evaluate the compensation (and performance relative to compensation) of the Chief Executive Officer and determine the amounts and individual elements of total compensation for the Chief Executive Officer consistent with the Company’s corporate goals and objectives and communicate in the annual Compensation Report to the stockholders the factors and criteria on which the Chief Executive Officer’s compensation for the last year was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation. The Chief Executive Officer may not be present during the voting or deliberations of the Committee relating to the Committee’s evaluation of the compensation of the Chief Executive Officer.

2.1 In determining the long-term component of the Chief Executives Officer’s compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer at comparable companies, and the awards given to the Company’s Chief Executive Officer in prior years.

2.2. Annually evaluate in conjunction with the Chief Executive Officer the compensation and performance relative to compensation of the other executive officers and approve the individual elements of the total compensation for each such person. The Committee will communicate in the annual Compensation Committee Report to the stockholders the specific relationship of the Company’s performance to executive compensation.

3. Periodically evaluate the terms and administration of the Company’s annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with the Company’s goals and objectives as to the participation in such plans, target annual incentive awards, corporate financial goals, actual awards paid to the Company’s executive officers, and total funds reserved for payment under the compensation plans.

4. Periodically evaluate and recommend approval by the Board any proposed amendments to existing equity related plans and evaluate and approve the adoption of any new equity-related plans and determine when it is necessary, with the advice of counsel, or otherwise desirable to (a) modify, discontinue or supplement any such plans; or (b) submit such amendments or adoption to a vote of the full Board and/or the Company’s stockholders.

5. Periodically evaluate the compensation of Directors, including for services on Board committees and taking into account the compensation of Directors at other comparable companies. Make recommendation to the Board regarding any adjustments in Director compensation that the Committee considers appropriate.

6. Approve annual retainer and meeting fees for Board and committees of the Board and fix the terms and awards of any stock compensation for members of the Board, if any.

7. Recommend for approval by the Board revisions to the Company’s executive salary range structure, annual salary increase guidelines, and discuss all such compensation arrangements with the Chief Executive Officer.

8. Periodically evaluate the Company’s employee benefit programs and recommend for approval by the Board any significant changes therein and determine when it is necessary, based on the advice of counsel, or otherwise desirable to submit any such changes to a vote of the full Board and/or the Company’s stockholders.

9. The Committee has sole authority to retain and terminate any compensation consultant engaged to assist it in evaluating the compensation of the Company’s Directors, Chief Executive Officer or other executive officers and to approve such consultant’s fees and other terms or retention keeping in mind the financial position of the Company.

10. Perform an annual self-evaluation of the Committee’s performance and annually reassess the adequacy of and, if appropriate, propose to the Board any desired changes in the Committee’s Charter with the goal of supplementing the oversight authority of the Nominating and Governance Committee with respect to such matters.

V.	Other Matters

The Committee also shall undertake such additional activities within the scope of its primary functions as the Committee may from time to time determine.

VI.	Additional Resources

The Committee will have the right to use reasonable amounts of time of the Company’s accounting personnel and the independent auditor, other internal staff and legal counsel and also will have the right to hire independent accounting experts, lawyers and other consultants and advisors to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Company’s accounting and management personnel advised as to the general range of anticipated expenses for outside consultants. Company will provide for appropriate funding, as determined by the Board, for payment of compensation to the independent auditors, experts, lawyers, consultants or advisors employed by the Committee.